For SEC Filing
                                                             Purposes Only:
                                                             Rule 424(b)(5)
                                                             File No. 333-01857


          Prospectus Supplement to Prospectus Dated March 28, 1996

                        SERVICE CORPORATION INTERNATIONAL

           Terms of 5% Convertible Debentures, Series Z, Due 2008

Title:                  5% Convertible Debentures, Series Z, due 2008 (the
                        "Debentures").

Principal Amount:       $3,500,000 in aggregate principal amount of the
                        Debentures will be issued as a portion of the consideration for the outstanding capital stock of Davenport Memorial Park, Inc.

Conversion Price:       $45.69 per share, subject to adjustment.

Conversion Date:        On or after January 31, 1999.

Maturity Date:          January 30, 2008.

Interest Rate:          5% per annum accruing from January 30, 1998.

Federal Tax Matters:    The  applicable  federal rate on long-term
                        indebtedness for January 1998, compounded quarterly, is 6.00% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $74.67.

Other Matters:          Payments of principal and interest on the Debentures
                        are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                        The Date of this Supplement is January 27, 1998.